EXHIBIT 99.1

AT SCHAWK, INC.:                                                                           AT DRESNER CORPORATE SERVICES:
Timothy J. Cunningham                                                                                     Philip Kranz
Interim Chief Financial Officer                                                                           312-780-7240
(847) 827-9494                                                                                                       pkranz@dresnerco.com
tim.cunningham@schawk.com

Schawk, Inc. Announces Preliminary Estimate
of Second Quarter 2008 Results

Des Plaines, IL, August 12, 2008—Schawk, Inc. (NYSE:  SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, today announced that it anticipates reporting net sales of approximately $133 million for quarter ended June 30, 2008, an approximately 6.5 percent decrease in net sales relative to the comparable prior year period.  The Company anticipates that second quarter packaging revenues (which represents approximately 62 percent of total sales) will decrease by 2.7 percent, as consumer product companies continue to struggle with higher raw material and transportation costs and private label competition, with entertainment and advertising/retail customers having an adverse sales performance versus last year.  As a result of the adverse sales performance, growing pricing pressures and the related profit impact, the Company continues with its previously announced steps to aggressively lower its cost base and more effectively utilize its lower cost global production capabilities.

Due in part to lower sales volume, as well as the expected incurrence of approximately $3.2 million in restructuring related charges and approximately $2.2 million for an impaired asset charge for software, the Company also expects to report second quarter operating income of approximately $5.3 million versus operating income of $18.5 million in the comparable prior year period.  The decline in operating income is also expected to be attributable in part to an increase in professional fees related to the Company’s internal controls remediation, higher costs associated with its 2007 audit, and costs related to the Company’s rebranding initiative.  The Company also anticipates that an expected income tax valuation allowance of approximately $1.5 million will contribute in part to a decrease in net income to approximately $0.8 million in the second quarter of 2008 from $9.9 million in the comparable prior year period.  The Company is in the process of finalizing its results for the quarter ended June 30, 2008, and therefore the above estimates are preliminary and subject to change.

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity.  With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints.  Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby.  Such forward looking statements are based on the Company’s current expectations and beliefs, which are subject to change, and involve certain risks and uncertainties including, in particular, whether the Company’s final unaudited financial results for the quarterly period ended June 30, 2008 will comport with the preliminary information summarized herein.  These risks and uncertainties may cause actual results to differ materially from those contained in the forward-looking statements.